EXHIBIT 10.136

         ASSIGNMENT DATED DECEMBER 29, 1995 FROM NONA MORELLI'S II, INC.
                          TO NUOASIS INTERNATIONAL INC.

                                   ASSIGNMENT
                                       AND
                                  BILL OF SALE



         KNOW ALL THESE MEN BY THESE PRESENTS:

         THIS ASSIGNMENT AND BILL OF SALE is made and entered into by and between Nona Morelli's II Inc., a Colorado corporation ("Assignor"), and NuOasis International Inc., a California corporation ("Assignee").

         WITNESSETH: That for and in consideration of the issuance of shares of Assignee's $.01 par value common stock, and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby bargains, sells, grants and conveys unto Assignee, all of Assignor's interest in the 40% net profits interest in the gaming activities conducted at the Diamond Casino located in the Holiday Inn, Macau, and the Tapia Casino, located in the Hyatt Regency Hotel, Macau, acquired from Dragon Sight International Amusement (Macau) Company pursuant to that certain Asset Purchase Agreement dated May 1, 1995, more fully described in such agreement attached hereto as Exhibit "A" and incorporated herein by reference (the "Net Profits Interest").

         Assignor warrants that it has the power and authority, and does hereby sell and transfer the Net Profits Gaming Interest to Assignee, free and clear of all liens and encumbrances.

         For the same consideration, Assignor covenants with Assignee, its heirs, successors, and assigns that Assignor is the lawful owner of and has good title to the Net Profits Gaming Interest, free and clear of all liens, encumbrances or adverse claims; that the Net Profits Gaming Interest is valid and enforceable; and that Assignor will warrant and forever defend title to the Net Profits Gaming Interest against all persons whomsoever, lawfully claiming or attempting to claim an interest in same.

          IN WITNESS WHEREOF, I have caused this instrument to be executed effective the 29th day of December, 1995.

                                   "Assignor"
                                   NONA MORELLI'S II INC.



                                   By:-----------------------------------------
                                      Name:
                                      Title:

                                                                [NM\BOS:NUOINPI]

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



                                   EXHIBIT "A"

                                     to the
                           Assignment and Bill of Sale
                              dated December 29, 1995



                           NET PROFITS GAMING INTEREST

                                                                [NM\BOS:NUOINPI]

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